Exhibit 99.1

Westlake Chemical Corporation

Press Release

For Immediate Release

Contact:	D. R. Hansen – Media Relations
Steve Bender – Investors Relation
(both at 713-960-9111)

Westlake Appoints Gibbons as Senior Vice President and CFO

Houston, Texas – March 23, 2006 – PRNewswire/Westlake Chemical Corporation (NYSE:WLK) today announced that it has named John D. “Danny” Gibbons as Senior Vice President and Chief Financial Officer (CFO).

In his new position Mr. Gibbons will direct all the financial functions and activities of the company. He will serve as a member of the company’s executive team reporting to Mr. Albert Chao, President and CEO, and will help to form and execute the financial and business strategy of the company.

“We are delighted that a CFO of Danny’s caliber and experience has joined our management team. We believe his three decades of professional and executive experience in accounting, finance and treasury with both a major public accounting firm and a Fortune 500 company provides an ideal background for him to make an immediate and positive impact on our organization and business,” said Albert Chao, President and CEO of Westlake Chemical Corporation.

Mr. Gibbons began his professional career as a CPA with Deloitte servicing oil and gas clients in Houston. For over 22 years he was employed by Valero Energy Corporation where he held a variety of increasingly responsible accounting and financial management positions, including Treasurer and Vice President of Finance leading to his appointment as Executive Vice President and CFO where he helped lead the expansive growth of the company. Over the last several years Mr. Gibbons has been in private business in San Antonio.

Mr. Gibbons holds a B.B.A. from the University of Texas - Austin and is a Certified Public Accountant (CPA).

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes ethylene, polyethylene, styrene, caustic, VCM, PVC and PVC pipe, windows, decking and fence components. For more information visit the company’s web page at www.westlakechemical.com.

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